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             EXHIBIT 11.1-COMPUTATION OF EARNINGS (LOSS) PER SHARE
                     (in thousands, except per share data)




                                                             Three Months Ended March 31,
                                                               1999                1998
                                                         ----------------   ------------------
Income applicable to common shares:

Net Income (Loss)                                        $           456    $              (5)

                                                         ----------------   ------------------
       Income (Loss) applicable to common shares                    $456                  $(5)
                                                         ================   ==================


  Weighted average number of common shares outstanding             7,338                7,282

       Weighted average common shares                              7,338                7,282
                                                         ================   ==================


  Income (Loss) per common share                         $          0.06    $           (0.00)
                                                         ================   ==================